Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Paul E. Freiman
President & Chief Executive Officer
Neurobiological Technologies, Inc.
(510) 262-1730
invest@ntii.com

NEUROBIOLOGICAL TECHNOLOGIES REPORTS

FOURTH QUARTER AND FISCAL YEAR RESULTS

Richmond, California, August 25, 2003—Neurobiological Technologies, Inc. (NTI®) (Nasdaq:NTII) today announced its results for the fourth quarter and fiscal year ended June 30, 2003. Net loss for the quarter ended June 30, 2003 was $670,000, or $0.04 per share, compared to net loss of $1,783,000, or $0.10 per share, for the same quarter a year ago. For the 2003 fiscal year, the company reported a net loss of $2,686,000, or $0.15 per share, compared to net loss of $4,266,000, or $0.24 per share, in fiscal 2002.

Research and development expenses were $297,000 for the fourth quarter ended June 30, 2003, a decrease of 67 percent compared to $892,000 for the same period in the prior year. The decrease was primarily due to completing costs associated with manufacturing a new supply of XERECEPT™. Research and development expenses increased 15 percent to $2,317,000 for the fiscal year ended June 30, 2003, compared to $2,013,000 for the fiscal year ended June 30, 2002. The increase was primarily due to costs associated with manufacturing an additional supply of XERECEPT™ and for long-term toxicology studies for that product. General and administrative expenses decreased 27 percent to $693,000 for the quarter compared to $951,000 for the same period in the prior year and decreased 5 percent to $2,493,000 for the fiscal year ended June 30, 2003, compared to $2,637,000 in the prior year. The decreases were primarily due to reduced expenditures in strategic partnership activities. Interest income decreased 53 percent to $28,000 for the quarter ended June 30, 2003 compared to $60,000 for the same period in the prior year and decreased 58 percent to $144,000 for the fiscal year ended June 30, 2003, compared to $342,000 in the prior-year, due to lower average cash balances.

At June 30, 2003, the company’s cash and cash equivalents and investments were $4,402,000, with no long-term debt.

“Our fourth quarter was one of both disappointment and optimism”, stated Paul Freiman, President and Chief Executive Officer of NTI. “In May, Forest Laboratories announced that Memantine failed to achieve its primary endpoint in a second pivotal trial for neuropathic pain. The first trial, which was conducted by NTI, had successful results. Forest has announced that it is in the process of analyzing the data in greater depth to determine its future course of action. Memantine for Alzheimer’s disease is moving forward to an FDA Advisory Panel Meeting on September 24, 2003 and a Prescription Drug User Fee Act response in October 2003. Should Memantine be approved for Alzheimer’s disease by the FDA, NTI expects to receive its share of the royalties on Forest’s sales. XERECEPT™, our product for peritumoral brain edema, is moving into the clinic for two pivotal Phase III trials. The FDA Oncology Division has been quite helpful in working out the first clinical protocols for this condition and these trials will be initiated in November. We have started our new fiscal year with both excitement and vigor”.

NTI will web cast its fourth quarter and fiscal year end 2003 results conference call today, August 25, 2003 at 10:30 a.m. ET, 7:30 a.m. PT. Dial-in number (800) 361-0912. The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. A playback will be available by telephone beginning today at 1:30 a.m. ET, 10:30 a.m. PT, until September 1, 2003 at midnight ET, 9:00 p.m. PT. Replay number: (888) 203-1112 (U.S. and Canada) & (719) 457-0820 (Int’l), access code: 208368.

NTI is an emerging drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The Company’s strategy is to in-license and develop early- and later-stage drug candidates that target major medical needs and which can be rapidly commercialized. The Company’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy and seeks partnerships with pharmaceutical and biotechnology companies to complete development and marketing of its product candidates.

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NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including: our dependence on Merz and its marketing partners for the successful commercialization of Memantine, our ability to develop and meet regulatory requirements for XERECEPT™, the inherent risk of failure in developing product candidates based on new technologies and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Year ended June 30,
	2003	2002	2003	2002
REVENUES
License income	$281,000	$—	$1,969,000	$—
Royalty income	11,000	—	11,000	—

Total revenues	292,000	—	1,980,000	—
EXPENSES
Research and development	297,000	892,000	2,317,000	2,013,000
General and administrative	693,000	951,000	2,493,000	2,637,000

Total expenses	990,000	1,843,000	4,810,000	4,650,000
Operating loss	(698,000)	(1,843,000)	(2,830,000)	(4,650,000)
Interest income	28,000	60,000	144,000	342,000

Loss before income tax benefit	(670,000)	(1,783,000)	(2,686,000)	(4,308,000)
Income tax benefit	—	—	—	42,000

NET LOSS	$(670,000)	$(1,783,000)	$(2,686,000)	$(4,266,000)

BASIC and DILUTED NET LOSS PER SHARE	$(0.04)	$(0.10)	$(0.15)	$(0.24)

Shares used in basic and diluted net loss per share calculation	18,523,542	17,690,620	18,015,644	17,569,923

SELECTED BALANCE SHEET DATA

(Unaudited)

	June 30, 2003	June 30, 2002
Cash and cash equivalents and investments	$4,402,000	$7,259,000
Working capital	4,238,000	5,043,000
Total assets	4,813,000	7,665,000
Deficit accumulated during development stage	(40,517,000)	(37,830,000)
Stockholders’ equity	4,248,000	6,613,000

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